Exhibit 99.2

July 29, 2021

Fellow Shareholders:

Our second quarter results represent sustained momentum at the Company as our business continues its recovery from the effects of the pandemic. Our Home segment is proving incredibly resilient, posting segment profit near record levels despite slowing refinance activity in the broader market. The Consumer segment continued its strong recovery with segment revenue and profit growing 31% and 36%, respectively, over the prior quarter. And Insurance recorded solid growth while the business continues to focus on ongoing diversification. In aggregate, we have largely returned to pre-COVID levels of revenue and Variable Marketing Margin. We are particularly pleased with this quarter's results, and we're increasingly confident in continued growth as we progress into the back half of the year.

The re-alignment of our leadership team that was announced last quarter is moving along according to plan, and the broader organizations have been further defined. Strategic priorities are becoming clearer, and we're tackling important initiatives with renewed focus and accountability.

Our unique ability to leverage our industry-leading marketplace assets positions us incredibly well as we continue to grow and evolve the logged-in experience through differentiated capabilities, re-invented shopping experiences, and deepened relationships with both consumers and our partners. Our efforts to syndicate these assets through partnerships are also becoming a source of increasing strength as we grow existing partnerships and build the pipeline of prospects.

As we reflect on the last fifteen months, we're especially proud of the fact that we have once again proven this Company's resiliency. The diversification of our business and the inherent flexibility of our marketplace model have enabled us to withstand this difficult period, and our company is emerging stronger. We are encouraged by the pace of recovery, and we look forward to brighter days ahead.

Q2.2021	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2020			2021		Y/Y
	Q2	Q3	Q4	Q1	Q2	% Change

Total revenue	$184.3	$220.3	$222.3	$272.8	$270.0	47%

(Loss) income before income taxes	$(12.5)	$(32.7)	$(13.2)	$28.0	$0.7	106%
Income tax benefit (expense)	$3.9	$7.9	$5.1	$(8.7)	$9.1	133%
Net (loss) income from continuing operations	$(8.6)	$(24.8)	$(8.1)	$19.3	$9.8	214%
Net (loss) income from continuing operations % of revenue	(5)%	(11)%	(4)%	7%	4%

(Loss) income per share from continuing operations
Basic	$(0.66)	$(1.90)	$(0.62)	$1.48	$0.74	212%
Diluted	$(0.66)	$(1.90)	$(0.62)	$1.37	$0.71	208%

Variable marketing margin
Total revenue	$184.3	$220.3	$222.3	$272.8	$270.0	47%
Variable marketing expense (1) (2)	$(101.8)	$(142.2)	$(140.0)	$(183.8)	$(171.6)	69%
Variable marketing margin (2)	$82.5	$78.1	$82.3	$89.0	$98.4	19%
Variable marketing margin % of revenue (2)	45%	35%	37%	33%	36%

Adjusted EBITDA (2)	$30.8	$21.7	$26.3	$30.7	$38.2	24%
Adjusted EBITDA % of revenue (2)	17%	10%	12%	11%	14%

Adjusted net income (loss) (2)	$6.4	$(3.4)	$1.8	$2.5	$10.4	63%

Adjusted net income (loss) per share (2)	$0.46	$(0.26)	$0.13	$0.18	$0.76	65%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q2.2021	2

Q2 2021 CONSOLIDATED RESULTS

Our consolidated results for the second quarter were very strong, exceeding our prior guidance as we continue to see momentum accelerate across our business.

Consolidated revenue of $270.0 million was near the top end of our previous guidance and improved 47% over second quarter 2020 as Home and Insurance remained robust, and the recovery in Consumer continued to materialize.

Variable Marketing Margin of $98.4 million exceeded the high end of our previous guidance materially and improved significantly over the prior quarter with much of the upside driven by significant margin expansion in Home and accelerating recovery in the high-margin personal loans business.

Adjusted EBITDA of $38.2 million also exceeded the high end of our prior guidance due to favorable Variable Marketing Margin and a continued focus on managing non-marketing expenses.

GAAP net income from continuing operations was $9.8 million, or $0.71 per diluted share.

Adjusted net income of $10.4 million translates to $0.76 per share.

Q2.2021	3

SEGMENT RESULTS

(millions)	2020			2021		Y/Y
	Q2	Q3	Q4	Q1	Q2	% Change
Home (1)
Revenue	$74.1	$78.9	$88.8	$128.1	$104.9	42%
Segment profit	$38.7	$25.2	$32.3	$39.0	$39.0	1%
Segment profit % of revenue	52%	32%	36%	30%	37%

Consumer (2)
Revenue	$37.1	$48.4	$47.8	$57.9	$75.7	104%
Segment profit	$19.4	$21.6	$22.7	$24.6	$33.4	72%
Segment profit % of revenue	52%	45%	47%	42%	44%

Insurance (3)
Revenue	$72.9	$92.5	$85.6	$86.6	$89.3	22%
Segment profit	$30.1	$37.0	$33.4	$32.8	$33.2	10%
Segment profit % of revenue	41%	40%	39%	38%	37%

Other Category (4)
Revenue	$0.2	$0.5	$0.1	$0.1	$0.2	—%
Profit (loss)	$0.1	$—	$(0.4)	$(0.1)	$—	(100)%

Total
Revenue	$184.3	$220.3	$222.3	$272.8	$270.0	47%
Segment profit	$88.3	$83.8	$88.0	$96.3	$105.6	20%
Segment profit % of revenue	48%	38%	40%	35%	39%

Brand marketing expense (5)	$(5.8)	$(5.7)	$(5.7)	$(7.3)	$(7.2)	24%

Variable marketing margin	$82.5	$78.1	$82.3	$89.0	$98.4	19%
Variable marketing margin % of revenue	45%	35%	37%	33%	36%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans and lines of credit, reverse mortgage loans, and real estate.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q2.2021	4

HOME

The Home segment continued its strong performance in Q2 with segment revenue of $104.9 million, up 42% over the prior year while segment profit improved to $39.0 million, up 1%. Within Home, our core mortgage business drove revenue of $87.5 million, up 31% year-over-year. While revenue from refinance inquiries continues to pace the Home segment, both purchase and home equity showed considerable growth in the quarter.

Although the refinance market is moderating from its peak earlier this year, our mortgage business continues to perform well as we serve as an integral piece of our partners' marketing mix. The evolution of our product offering over the last two years, in which we're providing more diversified solutions for a wider swath of lenders, has enabled us to better withstand fluctuations in the macroeconomic environment. Demand for our services and competition among lenders on our network drove growth in mortgage revenue per lead of 71% over the prior year period. As monetization has steadily improved over the last several quarters, so has the margin profile of our Home segment, which improved to 37% of revenue in Q2 vs 30% in Q1.

As we enter the third quarter, we continue to operate in a low interest rate environment, with 30-year fixed rates averaging just under 3% in recent weeks. The interest rate landscape and its impact on refinance activity remain fluid and continue to drive some uncertainty in the operating environment, but we are confident that our market-leading position and flexible model will enable us to remain successful in this evolving market.

CONSUMER

We continued to see momentum accelerate across our Consumer businesses in the second quarter, with strong performance in both credit card and personal loans as demand from consumers and our network of lenders returns.

Personal loans revenue of $25.2 million in Q2 grew 70% quarter-over-quarter as we began to see consumer demand for the product return as the economy begins to reopen. Consumer balance sheets have been benefiting from reduced debt balances and increased savings thanks, in part, to government stimulus programs, which led to moderate consumer demand for this product. However, it is becoming clear that the pendulum is starting to swing, and macroeconomic factors are once again moving in our direction. Lender health and demand began to return late last year and continues to improve as we have more lenders live on the network than we had pre-COVID, and our unit economics are similarly robust. We continue to view this market with optimism, and, as the business continues to grow, we believe it will have an outsized impact to the overall profitability of our portfolio.

In our credit card business, Q2 revenue of $22.4 million was up 27% sequentially over Q1 as issuers expanded budgets and increased payouts. We are seeing positive signs of recovery with a larger number of issuers back on the network and increasing approval rates. However, the profitability of our credit card business remains constrained as we continue to reinvest incremental revenue upside back into the business to drive increasing consumer traffic for our partners and capture wallet share.

While the personal loans and credit card businesses drive the biggest impact to this segment in total, several of the smaller businesses that round out the segment are driving considerable segment profit

Q2.2021	5

contribution. Small business has continued its steady recovery from the trough in Q2 2020, and our credit services business has quietly grown its contribution to more than 25% of Consumer segment profit.

As a reminder, the Consumer segment in total drove $213 million in segment profit in full-year 2019. So even with the progress we have made over the last four quarters, at $33.4 million in segment profit in Q2 2021, we believe there is a long runway for growth ahead of us.

INSURANCE

Insurance continued to perform well, delivering revenue of $89.3 million in Q2, up 22% over the prior year, and segment profit of $33.2 million, up 10%.

We continue to diversify and strengthen our insurance business by expanding into new traffic acquisition channels, expanding our carrier network and growing into non-auto categories, further adding to the durability of our business model as a whole.

In Q2, our publisher platform continued to grow, delivering another quarter of record revenue and margin with the addition of 40 new partners. And our inbound channel, which re-distributes pre-qualified traffic from third-party sources, continued its positive momentum in the quarter. These additional traffic sources enable incremental growth while reducing our reliance on paid search marketing in which we have seen increasing competition in recent months.

The strength of our network of suppliers continues to improve as 8 of our top 10 customers increased spend compared to the prior year, while reliance on our single top customer has been reduced, with that carrier now representing less than 25% of segment revenue in the quarter.

Additionally, our efforts to scale in non-auto insurance categories continue to pay off. Revenue from our home insurance products again grew to record levels in Q2, up 38% over the prior year, as we increasingly leverage our presence in mortgage. We continue to make significant investments in the Medicare vertical, striving to have 125 licensed agents onboarded and producing ahead of the Q4 Open Enrollment period.

Broadly speaking, we're investing heavily in our agency capabilities across both the Medicare and P&C lines, including not only licensed agents, but the technology infrastructure to support bindable offers and more elegant consumer shopping experiences across our suite of products.

My LENDINGTREE

My LendingTree remains integral to our ongoing efforts to build a comprehensive and engaging financial management ecosystem.

We saw considerable growth return to My LendingTree in Q2 as personal loans and credit card regain strength, resulting in My LendingTree revenue contribution of $14.7 million, up 31% over Q1. We continued to add new signups at an impressive rate, adding 1.2 million in the quarter and bringing cumulative signups to 18.9 million. As we mentioned previously, a substantial portion of the growth in new signups is being driven by our Powered by LendingTree syndication partnerships, and we continue to

Q2.2021	6

scale this offering. We believe we have a unique and differentiated approach to this market and one that will enable us to increase the usership of our tools, content, and marketplaces in a more meaningful way.

This syndication effort, along with continuing to add value-enhancing functionality for our users, are the top priorities for My LendingTree throughout the remainder of the year. We continue to augment our offerings to drive increased engagement and to develop tools that will improve users' spending habits in addition to increasing their credit scores. We recently launched credit monitoring alerts as well as a credit score simulation tool that quantifies the effects of recommended behaviors for our users. In the month of June, we recorded our highest Net Promoter Score (NPS) to date. And while driving adoption of connected bank accounts through Plaid has proven more challenging than initially expected, those users who are taking advantage are demonstrating exponentially higher retention and improved monetization.

Our commitment to scaling My LendingTree remains unwavering and, as we march forward with renewed focus, our path to a truly differentiated offering is becoming clear.

(millions)	2020			2021		Y/Y
My LendingTree	Q2	Q3	Q4	Q1	Q2	% Change

Cumulative Sign-ups (at quarter-end)	15.2	15.7	16.6	17.7	18.9	24%

Revenue Contribution	$9.1	$9.6	$9.8	$11.2	$14.7	62%
% of total revenue	4.9%	4.4%	4.4%	4.1%	5.4%

BALANCE SHEET & CASH FLOW

We ended the quarter with $203.2 million of cash on hand. In Discontinued Operations, we resolved the final outstanding claim related to our Home Loan Center ("HLC") subsidiary. In July 2021, we reached a settlement agreement with Lehman Brothers Holding Inc., and the settlement amount is included in current liabilities on our balance sheet as of June 30, 2021. We expect any future claims relating to HLC to be immaterial.

FINANCIAL OUTLOOK*

Today we're issuing an outlook for the third quarter 2021. Our assumptions reflect current trends, although we continue to acknowledge the difficulty in forecasting the recovery of our Consumer segment and the effects of volatile interest rate movements in our Home segment.

Our guidance for Q3 assumes the following:

▪We expect Home to remain resilient, generally extending the trends we observed in Q2.
▪In Consumer, we expect the elevated pace of recovery in key products to continue.
▪Top-line growth should continue in Insurance, while segment margins continue to contract modestly to the mid-thirties as a percent of revenue.
▪Non-variable costs are expected to increase materially over Q2 as we added 115 employees in Q2 and continue to add staffing in Q3 to support key initiatives, particularly our Medicare agency.

Q2.2021	7

Q3 2021 Outlook:

▪Revenue: $285 - $298 million
▪Variable Marketing Margin: $99 - $107 million
▪Adjusted EBITDA: $35 - $40 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

CONCLUSION

We are once again pleased to report better-than-expected results for the quarter at hand. Our Home segment is executing incredibly well, the key products within our Consumer segment continue to demonstrate increasing strength as we move through this cycle, and we remain very encouraged by our prospects for growth across a broad and evolving insurance landscape. The breadth and depth of supply we have built across financial services is an undeniable competitive advantage, and we are relentlessly focused on leveraging that advantage to scale the company into the quarters and years ahead.

Thank you for your continued support.

Sincerely,

Doug Lebda
Chairman & CEO

Trent Ziegler
CFO

LendingTree, Inc.

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q2.2021	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except per share amounts)
Revenue	$270,014	$184,326	$542,764	$467,410
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	13,934	13,464	27,829	27,716
Selling and marketing expense (1)	185,206	113,921	382,668	309,459
General and administrative expense (1)	39,811	28,489	74,800	60,571
Product development (1)	13,290	10,812	25,758	21,775
Depreciation	4,443	3,550	8,161	6,928
Amortization of intangibles	11,310	13,756	22,622	27,513
Change in fair value of contingent consideration	(8,850)	9,175	(8,053)	1,053
Severance	—	32	—	190
Litigation settlements and contingencies	322	(1,325)	338	(996)
Total costs and expenses	259,466	191,874	534,123	454,209
Operating income (loss)	10,548	(7,548)	8,641	13,201
Other (expense) income, net:
Interest expense, net	(9,840)	(4,955)	(20,055)	(9,789)
Other income	—	7	40,072	7
Income (loss) before income taxes	708	(12,496)	28,658	3,419
Income tax benefit	9,092	3,880	454	6,941
Net income (loss) from continuing operations	9,800	(8,616)	29,112	10,360
Loss from discontinued operations, net of tax	(3,199)	(21,141)	(3,462)	(25,716)
Net income (loss) and comprehensive income (loss)	$6,601	$(29,757)	$25,650	$(15,356)

Weighted average shares outstanding:
Basic	13,243	12,984	13,157	12,971
Diluted	13,719	12,984	13,913	13,954
Income (loss) per share from continuing operations:
Basic	$0.74	$(0.66)	$2.21	$0.80
Diluted	$0.71	$(0.66)	$2.09	$0.74
Loss per share from discontinued operations:
Basic	$(0.24)	$(1.63)	$(0.26)	$(1.98)
Diluted	$(0.23)	$(1.63)	$(0.25)	$(1.84)
Net income (loss) per share:
Basic	$0.50	$(2.29)	$1.95	$(1.18)
Diluted	$0.48	$(2.29)	$1.84	$(1.10)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$463	$333	$860	$575
Selling and marketing expense	1,976	1,597	3,778	2,753
General and administrative expense	13,254	9,729	25,425	18,852
Product development	2,601	1,499	4,667	2,895

Q2.2021	9

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2021	December 31, 2020
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$203,164	$169,932
Restricted cash and cash equivalents	83	117
Accounts receivable, net	124,076	89,841
Prepaid and other current assets	18,211	27,949
Current assets of discontinued operations	—	8,570
Total current assets	345,534	296,409
Property and equipment, net	74,701	62,381
Operating lease right-of-use assets	79,967	84,109
Goodwill	420,139	420,139
Intangible assets, net	105,880	128,502
Deferred income tax assets	96,679	96,224
Equity investment	121,253	80,000
Other non-current assets	5,440	5,334
Non-current assets of discontinued operations	17,044	15,892
Total assets	$1,266,637	$1,188,990

LIABILITIES:
Current portion of long-term debt	$161,723	$—
Accounts payable, trade	6,623	10,111
Accrued expenses and other current liabilities	106,376	101,196
Current contingent consideration	196	—
Current liabilities of discontinued operations	4,933	536
Total current liabilities	279,851	111,843
Long-term debt	465,876	611,412
Operating lease liabilities	100,153	92,363
Non-current contingent consideration	—	8,249
Other non-current liabilities	389	362
Total liabilities	846,269	824,229
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 15,955,742 and 15,766,193 shares issued, respectively, and 13,314,424 and 13,124,875 shares outstanding, respectively	160	158
Additional paid-in capital	1,218,628	1,188,673
Accumulated deficit	(615,259)	(640,909)
Treasury stock; 2,641,318 shares	(183,161)	(183,161)
Total shareholders' equity	420,368	364,761
Total liabilities and shareholders' equity	$1,266,637	$1,188,990

Q2.2021	10

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Six Months Ended June 30,
	2021	2020
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net income (loss) and comprehensive income (loss)	$25,650	$(15,356)
Less: Loss from discontinued operations, net of tax	3,462	25,716
Income from continuing operations	29,112	10,360
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on impairments and disposal of assets	1,400	552
Amortization of intangibles	22,622	27,513
Depreciation	8,161	6,928
Non-cash compensation expense	34,730	25,075
Deferred income taxes	(455)	(7,000)
Change in fair value of contingent consideration	(8,053)	1,053
Unrealized gain on investments	(40,072)	—
Bad debt expense	1,145	949
Amortization of debt issuance costs	2,547	1,158
Amortization of convertible debt discount	14,670	6,250
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	11,079	1,956
Changes in current assets and liabilities:
Accounts receivable	(35,381)	35,501
Prepaid and other current assets	(680)	1,369
Accounts payable, accrued expenses and other current liabilities	3,845	(19,134)
Current contingent consideration	—	(2,670)
Income taxes receivable	10,322	63
Other, net	(412)	(2,007)
Net cash provided by operating activities attributable to continuing operations	54,580	87,916
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(23,585)	(9,108)
Equity investment	(1,180)	(80,000)
Net cash used in investing activities attributable to continuing operations	(24,765)	(89,108)
Cash flows from financing activities attributable to continuing operations:
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(4,771)	(6,068)
Net proceeds from revolving credit facility	—	55,000
Payment of debt issuance costs	(168)	(306)
Contingent consideration payments	—	(3,330)
Other financing activities	(31)	(14)
Net cash (used in) provided by financing activities attributable to continuing operations	(4,970)	45,282
Total cash provided by continuing operations	24,845	44,090
Discontinued operations:
Net cash provided by (used in) operating activities attributable to discontinued operations	8,353	(2,571)
Total cash provided by (used in) discontinued operations	8,353	(2,571)
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	33,198	41,519
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	170,049	60,339
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$203,247	$101,858

Q2.2021	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(in thousands)
Selling and marketing expense	$113,921	$154,670	$153,275	$197,462	$185,206
Non-variable selling and marketing expense (1)	(12,091)	(12,541)	(13,248)	(13,760)	(13,610)
Variable marketing expense	$101,830	$142,129	$140,027	$183,702	$171,596

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2021	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net (loss) income from continuing operations to variable marketing margin and net (loss) income from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(8,616)	$(24,809)	$(8,117)	$19,312	$9,800
Net (loss) income from continuing operations % of revenue	(5)%	(11)%	(4)%	7%	4%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	13,464	13,220	13,558	13,895	13,934
Non-variable selling and marketing expense (1)	12,091	12,541	13,248	13,760	13,610
General and administrative expense	28,489	33,705	34,825	34,989	39,811
Product development	10,812	11,477	10,384	12,468	13,290
Depreciation	3,550	3,535	3,738	3,718	4,443
Amortization of intangibles	13,756	13,090	12,475	11,312	11,310
Change in fair value of contingent consideration	9,175	6,658	(2,384)	797	(8,850)
Severance	32	—	105	—	—
Litigation settlements and contingencies	(1,325)	13	40	16	322
Interest expense, net	4,955	16,617	9,894	10,215	9,840
Other income	(7)	—	(369)	(40,072)	—
Income tax (benefit) expense	(3,880)	(7,925)	(5,095)	8,638	(9,092)
Variable marketing margin	$82,496	$78,122	$82,302	$89,048	$98,418
Variable marketing margin % of revenue	45%	35%	37%	33%	36%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2021	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net (loss) income from continuing operations to adjusted EBITDA and net (loss) income from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(in thousands, except percentages)
Net (loss) income from continuing operations	$(8,616)	$(24,809)	$(8,117)	$19,312	$9,800
Net (loss) income from continuing operations % of revenue	(5)%	(11)%	(4)%	7%	4%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	13,756	13,090	12,475	11,312	11,310
Depreciation	3,550	3,535	3,738	3,718	4,443
Severance	32	—	105	—	—
Loss on impairments and disposal of assets	22	134	474	348	1,052
Unrealized gain on investments	—	—	—	(40,072)	—
Non-cash compensation	13,158	14,161	14,497	16,436	18,294
Costs of secondary public offering	—	—	863	—	—
Change in fair value of contingent consideration	9,175	6,658	(2,384)	797	(8,850)
Acquisition expense	20	205	(188)	29	1,110
Litigation settlements and contingencies	(1,325)	13	40	16	322
Interest expense, net	4,955	16,617	9,894	10,215	9,840
Income tax (benefit) expense	(3,880)	(7,925)	(5,095)	8,638	(9,092)
Adjusted EBITDA	$30,847	$21,679	$26,302	$30,749	$38,229
Adjusted EBITDA % of revenue	17%	10%	12%	11%	14%

Q2.2021	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net (loss) income from continuing operations to adjusted net income (loss) and net (loss) income per diluted share from continuing operations to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
	(in thousands, except per share amounts)
Net (loss) income from continuing operations	$(8,616)	$(24,809)	$(8,117)	$19,312	$9,800
Adjustments to reconcile to adjusted net income (loss):
Severance	32	—	105	—	—
Loss on impairments and disposal of assets	22	134	474	348	1,052
Unrealized gain on investments	—	—	—	(40,072)	—
Non-cash compensation	13,158	14,161	14,497	16,436	18,294
Costs of secondary public offering	—	—	863	—	—
Change in fair value of contingent consideration	9,175	6,658	(2,384)	797	(8,850)
Acquisition expense	20	205	(188)	29	1,110
Litigation settlements and contingencies	(1,325)	13	40	16	322
Loss on extinguishment of debt	—	7,768	—	—	—
Income tax (benefit) expense from adjusted items	(5,357)	(7,361)	(3,402)	5,699	(3,024)
Excess tax benefit on stock compensation	(753)	(175)	(51)	(32)	(8,261)
Adjusted net income (loss)	$6,356	$(3,406)	$1,837	$2,533	$10,443

Net (loss) income per diluted share from continuing operations	$(0.66)	$(1.90)	$(0.62)	$1.37	$0.71
Adjustments to reconcile net (loss) income from continuing operations to adjusted net income (loss)	1.15	1.64	0.76	(1.19)	0.05
Adjustments to reconcile effect of dilutive securities	(0.03)	—	(0.01)	—	—
Adjusted net income (loss) per share	$0.46	$(0.26)	$0.13	$0.18	$0.76

Adjusted weighted average diluted shares outstanding	13,814	13,033	14,163	14,119	13,719
Effect of dilutive securities	830	—	1,112	—	—
Weighted average diluted shares outstanding	12,984	13,033	13,051	14,119	13,719
Effect of dilutive securities	—	—	—	1,049	476
Weighted average basic shares outstanding	12,984	13,033	13,051	13,070	13,243

Q2.2021	15

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing margin, including variable marketing expense
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin and variable marketing margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments and any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Q2.2021	16

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (8) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) one-time items, (10) the effects to income taxes of the aforementioned adjustments, and (11) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the Q4 2020 expenses incurred in connection with a secondary public offering of our common stock by our largest shareholder, for which we did not receive any proceeds.

Q2.2021	17

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2020, in our Quarterly Report on Form 10-Q for the period ended March 31, 2021, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q2.2021	18